Exhibit (a)(1)(K)
FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS
REJECTING THE NOTICE OF WITHDRAWAL UNDER THE EXCHANGE OFFER

Date:
To:
From:	BNY Mellon Shareowner Services
Re:	Rejected Notice of Withdrawal Under Starbucks Corporation Stock Option Exchange Offer
Unfortunately, we could not accept your notice of withdrawal under the Starbucks Corporation stock option Exchange Offer for the following reason(s):
___The notice of withdrawal was received after the expiration deadline for the Exchange Offer. We cannot process your withdrawal election.
___The notice of withdrawal was not properly signed (please note that the notice of withdrawal must be signed exactly as the eligible partner’s name appears on the stock option agreement for the stock option grants being withdrawn. Special rules apply to name changes and to attorneys-in-fact, fiduciaries and other representatives; see Section 4 of the Offer to Exchange document if this applies).
___It is unclear which eligible stock option grants are to be withdrawn and/or you failed to make any withdrawal elections.
If you wish to withdraw previously surrendered eligible stock options and the Exchange Offer has not yet expired, please either:
•	Correct the defects noted above on the attached copy of your notice of withdrawal, initial your corrections and deliver it to BNY Mellon Shareowner Services at one of the addresses listed on the notice of withdrawal; or

•	Change your election online at https://www.corp-action.net/starbucks (you will need the PIN that is provided in the cover letter included in your Exchange Offer packet);
In either case, your withdrawal election must be received before 5:00 p.m., Pacific, on Friday, May 29, 2009 (or such later date as may apply if the Exchange Offer is extended).
If we do not receive a properly completed and signed notice of withdrawal or an online withdrawal election before the deadline noted above, all previously surrendered eligible stock options will be cancelled and exchanged pursuant to the Exchange Offer.
If you have questions, please contact the BNY Mellon Shareowner Services Customer Service Center, available 24 hours a day, 5 days a week (i.e., 12:00 a.m. Monday to 9:00 p.m. Friday, Pacific) at the numbers below:
From within North America: 1-866-221-4118
From outside North America (other than Chile): 800-327-61460
From Chile: (201) 680-6875
TDD (U.S. only): 1-800-231-5469 or (201) 680-6610 (6:00 a.m. to 2:00 p.m. daily, Monday — Friday, Pacific)